SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2001

AMERICAN BANCORPORATION

(Exact name of registrant as specified in its charter)

OHIO 0-5893

31-0724349

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

1025 Main Street, Suite 800, Wheeling, West Virginia 26003

(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 233-5006

(Former name or former address, if changed since last report)

Item 5. Other Events

On February 22, 2001, American Bancorporation ("American") and WesBanco, Inc. ("WesBanco") jointly entered into a definitive Agreement and Plan of Merger providing for the merger of American Bancorporation with and into a wholly-owned subsidiary of WesBanco to be formed for the purpose of effecting the merger, and the simultaneous merger of American's affiliate, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The transaction will be accounted for using the purchase method of accounting. Under the terms of the Agreement and Plan of Merger, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American common stock outstanding. The transaction, which is valued at $77 million based on WesBanco's recent common stock price of $22.25, is subject to approvals of the appropriate banking regulatory authorities and the shareholders of American. American granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share. It is expected that the transaction will be completed during the third quarter 2001.

Item 7. Financial Statements and Exhibits

(c) Exhibits

2.1 Agreement and Plan of Merger

2.2 Stock Option Agreement

99.1 Press Release announcing the execution of an Agreement and Plan of Merger between WesBanco, Inc. and American Bancorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN BANCORPORATION

(Registrant)

Date /s/ Jeremy C. McCamic

Jeremy C. McCamic

Chairman and

Chief Executive Officer

Date /s/ Brent E. Richmond

Brent E. Richmond

President